Exhibit 99.1

Investor Relations eOn Communications 800-955-5321 investorrelations@eoncc.com

For Release 1:00 PM ET, August 01, 2013

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Professional Teledata Acquires Rights to eOn Millennium, eQueue and eConn Product Lines

August 1, 2013 - Corinth, MS and Manchester NH

eOn Communications Corporation and Professional Teledata announced they have entered into an agreement whereby Professional Teledata will acquire eOn’s Millennium and eQueue product lines, as well as development rights for the eConn IP PBX. Professional Teledata will also be designated as the exclusive eOn authorized provider of sales and service for the same products.

The deal is consistent with eOn’s move away from PBX and call center markets, and into IP voice and security endpoints through its Cortelco business unit. By the same token, Professional Teledata, a long time eOn business partner and reseller, is ideally positioned to both perform on, and benefit from, the deal.

eOn’s Principal Executive Officer, Stephen Swartz, states, “Professional Teledata is the perfect choice to support eOn’s installed base, and we’ve allowed for an ample transition period, during which eOn personnel will continue to work closely with Professional Teledata.”

Alan Hartmann, Professional Teledata Vice President, said, “We see this agreement as a natural progression of our business model, while at the same time significantly increasing our customer base.” Hartmann added, “Access to the eConn technology also enables us to offer a long term solution to both current and future customers.”

About eOn Communications

eOn Communications Corporation (NASDAQ: EONC) is a global provider of innovative communications solutions. With over 20 years of telecommunications expertise, eOn solutions enable customers to leverage advanced technologies to communicate more effectively. Our offerings are built on reliable open architectures that enable easy adoption of emerging technologies, such as Voice over Internet Protocol.

www.eoncc.com

About Professional Teledata

Professional Teledata provides innovative software and turnkey solutions to call centers around the world for comprehensive inbound and outbound call processing, billing & accounts receivable, and hosted call center operations. With headquarters located in Manchester, New Hampshire, the company services the telephone answering service and call center industries and brings the latest technology to the forefront of these industries. http://www.professionalteledata.com